Exhibit 99.13(c)

Proxy Voting Policy and Procedures

The Forum Real Estate Income Fund (the “Fund”) has adopted the following Proxy Voting Policy and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund’s shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. Forum Capital Advisers LLC (the “Adviser”) and whenever applicable Janus Henderson Investors US LLC (the “Sub-Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

Delegation of Proxy Voting to the Adviser and Sub-Adviser

The Adviser and/or Sub-Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser/Sub-Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“1940 Act”).

Disclosure of Proxy Voting Policy and Procedure in the Fund’s Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in annual report to shareholders on Form N-CSR, and in any SAI filed with the Securities and Exchange Commission (“SEC”) in connection with a registration statement on Form N-2 a summary of the Proxy Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

Material Conflicts of Interest

If (i) the Adviser/Sub-Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund, and (b) the Adviser/Sub-Adviser or any of its affiliated persons; and (ii) the Adviser/Sub-Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser/Sub-Adviser will follow the material conflict of interest procedures set forth in the Adviser/Sub-Adviser’s Proxy Policy when voting such proxies.

Adviser, Sub-Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser and Sub-Adviser, as set forth above. Consistent with this delegation, the Adviser and Sub-Adviser are responsible for the following:

●	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the 1940 Act, reasonably designed to ensure that the Adviser and/or Sub-Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.

Providing to the Fund’s Chief Compliance Officer (“CCO”) a summary of the material changes to a Proxy Policy during the period covered by the CCO’s annual compliance report to the Board, and a redlined copy of such Proxy Policy as applicable The CCO shall review all Proxy Policies at least annually to ensure that they are in compliance with Rule 206(4)-6 under the Advisers Act, and appear reasonably designed to ensure that the Adviser and Sub-Adviser votes portfolio securities in the best interest of shareholders of the Funds owning the portfolio securities voted.

Review Responsibilities

The Adviser or Sub-Adviser may retain a proxy-voting service to coordinate, collect, and maintain all proxy-related information.

If the Adviser or Sub-Adviser retains a proxy-voting service, the Adviser/Sub-Adviser will review the Fund’s voting records maintained by the service provider, select a sample of proxy votes from those submitted, and examine them against the proxy voting service files for accuracy of the votes at least annually in regard to adhering to foregoing policy guidelines.

Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser and/or through a third-party proxy voting service.

Adopted: April 26, 2021

Revised as of: December 13, 2022